Exhibit 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM 08 Bermuda Phone (441) 292-8515 Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES REMARKETING PLANS
FOR 8.25% SENIOR NOTES DUE 2021

HAMILTON, BERMUDA, July 22, 2011 – XL Group plc (“XL” or the “Company”) (NYSE: XL) announced today that its wholly-owned subsidiary, XL Company Switzerland GmbH (“XL-Switzerland”), has entered into a Remarketing Agreement relating to the remarketing of XL Group Ltd.’s $575 million aggregate principal amount of 8.25% senior notes due August 2021 (the “8.25% Notes”) comprising a part of the Equity Security Units issued in 2008 (the “ESUs”). Goldman, Sachs & Co. will act as the agent for the remarketing.

XL Group Ltd. currently anticipates that it will participate in the remarketing and submit an order to purchase some or all of the 8.25% Notes available to be remarketed, and will retire all such 8.25% Notes it may purchase in the remarketing.

The remarketing will commence on August 2, 2011 and is anticipated to settle on August 15, 2011, when the forward purchase contracts comprising part of the ESUs are to be settled. Subject to certain conditions, the proceeds from the remarketing of the 8.25% Notes will be used to satisfy the purchase price for XL’s ordinary shares to be issued and delivered to holders of the ESUs upon settlement of the forward purchase contracts. The number of ordinary shares to be issued upon settlement of the forward purchase contracts will be determined based on the average trading price for the ordinary shares over a period preceding that date and is subject to a maximum of approximately 35.9 million shares.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the 8.25% Notes or any other securities, nor will there be any sale of the 8.25% Notes in the remarketing in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

XL was formed in 1986 in response to the unmet risk management needs of 68 of the world's largest companies. This year, as XL celebrates its 25th anniversary, it remains the company clients look to for innovative insurance and reinsurance solutions for their most complex risks. XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.

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This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s and XL Group Ltd.’s beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements, including regarding the remarketing described above, and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.